UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2007

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 6, 2007, Barnes Group Inc. (“Barnes” or the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the several initial purchasers named therein, in connection with the offer and sale of $85 million aggregate principal amount of its 3.375% Convertible Senior Subordinated Notes due 2027 (the “Notes”). In addition, Barnes granted the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of Notes. The Purchase Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference. The offer and sale of the Notes is more fully described in Item 3.02 below. On March 6, 2007, Barnes issued a press release announcing its sale pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), of $85 million aggregate principal amount of the Notes. A copy of this press release is filed herewith as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities

On March 6, 2007, Barnes entered into the Purchase Agreement with the several initial purchasers named therein, in connection with the offer and sale of $85 million aggregate principal amount of the Notes. In addition, Barnes granted the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of Notes. The transactions contemplated by the Purchase Agreement are scheduled to be completed on March 12, 2007.

The aggregate offering price for the Notes was $85 million. Barnes expects to receive net proceeds from the sale of the Notes of $81.90 million (or $96.45 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by us, assuming no exercise of the option granted to the initial purchasers. Barnes anticipates that the proceeds from the sale of the Notes will be used to repay its outstanding borrowings under its revolving credit facility.

The offer and sale of the Notes (and underlying shares of common stock, par value $0.01 per share) to the initial purchasers were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving a public offering. The offer and resales of the Notes by the initial purchasers were made also in transactions exempt from the registration requirements of the Securities Act in accordance with Rule 144A thereunder; such offers and sales were made only to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, with adequate access to information about the Company, and appropriate notice and legends affixed to the Notes regarding the restricted nature of the Notes.

The Notes are convertible into the Company’s common stock at a rate equal to 34.8646 shares per $1,000 principal amount of the Notes (equal to a conversion price of approximately $28.68 per share), subject to adjustment in the following circumstances:

•

during any fiscal quarter commencing after March 31, 2007, if the closing price of Barnes’ common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•

prior to September 15, 2026, during the five business day-period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes for each day of such measurement period was less than 98% of the product of the closing price of Barnes’ common stock and the applicable conversion rate for the Notes;

•	if the Company calls the Notes for redemption and the redemption has not yet occurred;

•	at any time after September 15, 2026; or

•	upon the occurrence of certain corporate transactions.

Item 9.01	Financial Statements and Exhibits

Exhibit 4.1: Purchase Agreement, dated March 6, 2007, between the Company and the representative of the several initial purchasers named therein

Exhibit 99.1: Press Release, dated March 6, 2007, titled “Barnes Group Inc. Announces Sale of $85 Million Principal Amount of 3.375% Convertible Notes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2007	BARNES GROUP INC.
(Registrant)

	By:	/s/ William C. Denninger
William C. Denninger
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description
4.1	Purchase Agreement, dated March 6, 2007, between the Company and the representative of the several initial purchasers named therein.
99.1	Press Release, dated March 6, 2007, titled “Barnes Group Inc. Announces Sale of $85 Million Principal Amount of 3.375% Convertible Notes”